EXHIBIT 10.1
     EXECUTIVE BONUSES 2009
     There are two 2009 corporate objectives that could trigger bonus payments under the 2009 Bonus Plan:
1)	Complete a major corporate event, such as an in-license or product acquisition (50%)

2)	Achieve commercial objectives established for Savella and the Avise product line (50%)
a.	Under our co-promotion agreement with Forest Laboratories, Cypress is obligated to deliver Savella sales details consistent with the agreed upon Marketing Plan. In addition, Cypress must deliver the sales details called for under the plan in order to obtain maximum reimbursement from Forest. Therefore, a key corporate objective is to deliver the target number of Savella sales details as defined by management and agreed to by the Compensation Committee.

b.	A second core objective for the commercial organization and the diagnostics team is to achieve the forecasted diagnostic unit sales as defined by management and agreed to by the Compensation Committee.
     Specific weighting percentages are assigned to each of the objectives – these are noted in parenthetical after each objective. The bonus payable is equal to the weighting percentage multiplied by the ‘target bonus’ amount as defined below. The bonus is payable upon achievement of either objective. Note that whether or not a particular transaction qualifies as a “major corporate event” is left to the discretion of the Compensation Committee. However, to be eligible for consideration as a “major corporate event” the transaction must close on or before December 31, 2009. In addition, the decision regarding whether or not a particular transaction qualifies as a “major corporate event” must be made by the Compensation Committee within 12 months from December 31, 2009 (i.e. by December 31, 2010). The “major corporate event” bonus is payable upon the Compensation Committee’s determination that the transaction in question qualifies for the bonus.
Payments under the 2009 Bonus Plan, if any, are contingent upon the Company’s achievement of certain corporate objectives described above, and the relevant officers’ continued employment with the Company on the date of payment.
     The ‘Target Bonus’ amounts are defined as:
     For Srinivas Rao, Mike Gendreau, Denise Wheeler:
     25% x annual base salary*
     *  For Denise Wheeler, prorated to reflect her part-time status
     For Sabrina Johnson and Michael Walsh
     35% x annual base salary
     For Jay Kranzler:
     66 2/3% x annual base salary

     The bonus amounts are calculated based on annual base salaries as of the earlier of the achievement of the objective or December 31, 2009.
     Example to illustrate bonus calculation formula:
     Assuming objective 1 is met, the bonus to Jay Kranzler would be 50% x 66 2/3% x annual base salary.
     Assuming objective 2 is met, the bonus to Jay Kranzler would be 50% x 66 2/3% x annual base salary.
     Assuming objectives 1 and 2 are met, the bonus to Jay Kranzler would be 100% x 66 2/3% x annual base salary.